                                                                EXHIBIT 12.1

COMPASS AEROSPACE
EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense and one third of operating rental expense, which management believes is representative of the interest component of rent expenses.


                                                                                                    Compass Aerospace
                                        -------------------------------------------   -------------------------------------------
                                                                          Nine
                                                                       Months and       36 days       Year Ended       Year Ended
                                        ---------------------------  21 days ended    December 31,    December 31,    December 31,
                                         1995       1996       1997  April 21, 1998       1997          1998             1999
                                        -------------------------------------------   -------------------------------------------
FIXED CHARGES
Interest (income) expense, net             359       403         398           385          166           8,493           21,526

Interest portion of Net Rental Expense      42        40          52            17           53             416              557
                                        -------------------------------------------   -------------------------------------------
Fixed Charges before Capitalized
Interests                                  401       443         450           402          219           8,909           22,083

Capitalized Interest                         0         0           0             0            0               0                0
                                        -------------------------------------------   -------------------------------------------
Total Fixed Charges                        401       443         450           402          219           8,909           22,083
                                        ===========================================   ===========================================

EARNINGS

Income (loss) before taxes                (414)    4,383       6,114         7,879          117           2,347          (10,242)

Fixed Charges before Capitalized
Interest                                   401       443         450           402          219           8,909           22,083
                                        -------------------------------------------   -------------------------------------------
Total Adjusted Earnings                    (13)    4,826       6,564         8,281          336          11,256           11,841
                                        ===========================================   ===========================================
Ratio of earnings to fixed charges         (0.0)    10.9        14.6          20.6          1.5             1.3              0.5
                                        ===========================================   ===========================================
